Exhibit 99.1

LPL Public Relations For Immediate Release

Somesh Khanna Elected to LPL Financial Board of Directors

SAN DIEGO – January 8, 2026 – LPL Financial Holdings Inc. (Nasdaq: LPLA), a leading wealth management firm, today announced that Somesh Khanna has been elected to the company’s board of directors as an independent director.

Khanna currently serves as a senior advisor at McKinsey & Company and is the executive co-chair of Apexon, a technology services firm specializing in artificial intelligence, data and digital-first solutions. He also serves on the boards of KeyCorp and Persado.

Khanna brings more than three decades of leadership experience in consulting and financial services, with deep expertise in digital strategy, organizational transformation and productivity-enhancing initiatives. During his tenure at McKinsey & Company, which began in 1998, he co-led the global banking and securities practice, led McKinsey Digital for financial services globally and served as managing partner of the New York office. Earlier in his career, Khanna was CEO of a digital business at eCredit, focused on trade receivables securitization in partnership with J.P. Morgan.

“Somesh brings extensive experience to the LPL board that directly applies to the firm’s strong growth trajectory,” said Jim Putnam, chair of the LPL board of directors. “His expertise in digital transformation, AI and data-driven strategic planning will be invaluable as we continue to innovate and meet the evolving needs of financial advisors, institutions and their clients.”

“LPL plays a critical role in empowering financial professionals to help millions of Americans progress toward financial security,” added Khanna. “It’s a noble purpose and one that LPL has proven to lead across the industry. I’m honored to join the board and to lend my expertise in helping to drive the company’s continued success.”

Khanna holds a master’s degree in management from Northwestern University’s Kellogg School of Management, a postgraduate diploma in management from the Indian Institute of Management Calcutta and a bachelor’s degree in chemical engineering from the Indian Institute of Technology New Delhi.

###

About LPL Financial

LPL Financial Holdings Inc. (Nasdaq: LPLA) is among the fastest growing wealth management firms in the U.S. As a leader in the financial advisor-mediated marketplace, LPL supports over 32,000 financial advisors and the wealth management practices of approximately 1,100 financial institutions, servicing and custodying approximately $2.3 trillion in brokerage and advisory assets on behalf of approximately 8 million Americans. The firm provides a wide range of advisor affiliation models, investment solutions, fintech tools and practice management services, ensuring that advisors and institutions have the flexibility to choose the business model, services, and technology resources they need to run thriving businesses. For further information about LPL, please visit www.lpl.com.

Securities and advisory services offered through LPL Financial LLC (“LPL Financial”) or its affiliate LPL Enterprise, LLC (“LPL Enterprise”), both registered investment advisers and broker-dealers. Members FINRA/SIPC.

Throughout this communication, the terms “financial advisors” and “advisors” are used to refer to registered representatives and/or investment advisor representatives affiliated with LPL Financial or LPL Enterprise.

We routinely disclose information that may be important to shareholders in the “Investor Relations” or “Press Releases” section of our website.

Media Contact:

Media.relations@LPLFinancial.com

(402) 740-2047

Tracking #845528